SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2013

Commission File Number 333-175148

Solar America Corp.

(Exact name of registrant as specified in its charter)

Wyoming	38-3825959
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14116 Customs Boulevard, Suite 111
Gulfport, Mississippi	39503
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (337) 214-0097

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:	Departure of directors or certain officers; election of directors, appointment of certain officers

Effective February 15, 2013 Brian Barrilleaux, Chairman and CEO the Company, resigned from all positions held with the Company, including resigning from Board service. There was no disagreement between the Registrant and Mr. Barrilleuax at the time of Mr. Barrilleuax’s resignation from the Board of Directors.

Effective February 15, 2013, Kellie Moss resigned from her position as Secretary of the Company, including resigning from Board service. There was no disagreement between the Registrant and Ms. Moss at the time of Ms. Moss's resignation from the Board of Directors.

Also on February 15, 2013, the Company’s Shareholders appointed Robert Bludorn as sole Director, CEO and Corporate Secretary. Mr. Bludorn will serve as a director until his successor has been elected at the next annual meeting of the Company's shareholders or until his earlier resignation, removal, or death. Mr. Bludorn has not been appointed to any committees of the Board, as the Board does not presently have any committees.

Robert Bludorn, Age 49

Since January 2011 Mr. Bludorn has served as the Director of Operations for the Registrant’s Solar N Stuff (“SNS”) subsidiary in Covington, LA. In his role as Director, Mr. Bludorn has been instrumental in bringing new cutting edge solar power and solar thermal product to customers throughout Southeast Louisiana..

From 2009 to 2011 Mr. Bludorn served as the Sales Manager for SNS before being promoted upon the acquisition of SNS by the Registrant.

Immediately prior to joining SNS Mr. Bludorn served as District Manager for New Age Concepts, a Chicago provider of staffing and payroll management services.

Mr. Bludorn does not currently have a written employment agreement in place with the Company.

Mr. Bludorn was not appointed pursuant to any arrangement or understanding between Mr. Bludorn and any other person.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Solar America Corp.

By: /s/ Robert Bludorn
Robert Bludorn
Chief Executive Officer

Date: February 25, 2013